Exhibit 99.1
GoRemote Internet Communications, Inc.
Audited Consolidated Financial Statements
As of October 31, 2005 and for the year ended October 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
GoRemote Internet Communications, Inc.
We have audited the accompanying consolidated balance sheet of GoRemote Internet Communications, Inc. (the Company) as of October 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended October 31, 2005. Our audit also included the financial statement schedule listed in the Index at Item 15(a) to the extent it relates to the periods ended October 31, 2005. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GoRemote Internet Communications Inc. at October 31, 2005, and the results of its operations and its cash flows for the year ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.
As described in Notes 3 and 6 to the consolidated financial statements, the 2004 financial statements have been restated.

/s/ BDO Seidman, LLP

San Francisco, California
January 10, 2006

GoRemote Internet Communications, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

October 31,
2005
ASSETS
Current assets:
Cash and cash equivalents	$2,578
Short-term investments	14,048
Accounts receivable, net of allowance $257 at October 31, 2005	5,916
Inventory	79
Deferred installation costs	1,919
Prepaid expenses and other current assets	791

Total current assets	25,331
Property and equipment, net	1,624
Goodwill	21,612
Intangible assets, net	2,922
Deferred installation costs, less current portion	1,252
Other assets	352

Total assets	$53,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,626
Restructuring accrual	180
Accrued compensation and benefits	1,332
Other accrued liabilities	2,259
Deferred revenue	3,799
Other current liabilities	1,498

Total current liabilities	16,694
Deferred revenue, less current portion	1,837
Restructuring accrual, less current portion	241

Total liabilities	18,772

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized at October 31, 2005, 42,240 shares issued and outstanding at October 31, 2005	42
Additional paid-in capital	214,512
Deferred stock-based compensation	(37)
Accumulated deficit	(180,196)

Total stockholders’ equity	34,321

Total liabilities and stockholders’ equity	$53,093

See accompanying notes

GoRemote Internet Communications, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

Year Ended
October 31,
2005
Revenues	$44,697
Costs and expenses:
Cost of revenues	21,460
Network and operations	8,909
Research and development	2,322
Sales and marketing	11,879
General and administrative	7,581
Goodwill and intangible asset impairment	—
Amortization of purchased intangible assets	954
Amortization of stock-based compensation (1)	121
Restructuring charge (recovery)	60

Total costs and expenses	53,286

Operating loss	(8,589)
Interest income and other, net	269
Interest expense	(26)

Operating loss before income taxes	(8,346)
Provision for income taxes	3

Net loss	$(8,349)

Basic and diluted net loss per share	$(0.20)

Shares used to compute basic and diluted net loss per share	41,727

(1)	Amortization of stock-based compensation consists of:

Network and operations	$53
Research and development	8
Sales and marketing	48
General and administrative	12

Total amortization of stock-based compensation	$121

See accompanying notes

GoRemote Internet Communications, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity
(in thousands, except per share amounts)

	Series A
	Convertible				Additional	Deferred		Total
	Preferred Stock		Common Stock		Paid-in	Stock-based	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Equity
Balance at October 31, 2004 as previously reported (1)	—	—	41,158	41	213,244	(201)	(171,122)	41,962
Restatement adjustments	—	—	—	—	—	—	(725)	(725)
Balance at October 31, 2004 as restated (1)	—	—	41,158	41	213,244	(201)	(171,847)	41,237
Issuance of common stock upon exercise of employee stock options and stock purchase plans for cash	—	—	1,082	1	1,311	—	—	1,312
Deferred stock-based compensation reversed due to terminations	—	—	—	—	(43)	43	—	—
Amortization of stock based compensation	—	—	—	—	—	121	—	121
Net loss attributable to common stock holders:
Net loss	—	—	—	—	—	—	(8,349)	(8,349)

Balance at October 31, 2005 (1)	—	$ —	42,240	$42	$214,512	$(37)	$(180,196)	$34,321

(1)	Common shares include 98 and 98 shares as of October 31, 2005 and 2004, respectively, that former shareholders of Axcelerant, Inc. are entitled to obtain upon delivery to the Company’s transfer agent of original certificates evidencing ownership of their Axcelerant shares that were purchased by the Company in December 2003.
See accompanying notes

GoRemote Internet Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)

Year
Ended
October 31,
2005
Cash flows from operating activities:
Net loss	$(8,349)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization of property and equipment	1,319
Amortization of stock-based compensation	121
Amortization of intangibles	954
Write-down of fixed assets	405
Loss (gain) on disposal of assets	(26)
Accounts receivable allowances	277
Non-cash portion of restructuring charge (benefit)	36
Minimum commitment accrual on software licensing contract	827
Impairment of goodwill and purchased intangibles	—
Net changes in assets and liabilities:
Accounts receivable	1,050
Inventory	40
Prepaid expenses and other current assets	(66)
Deferred installation costs	(973)
Other assets	90
Accounts payable and accrued liabilities	1,535
Deferred revenue	1,590
Other current liabilities	91
Current portion of lease payable	—
Other long-term liabilities	—

Net cash used in operating activities	(1,079)

Cash flows from investing activities:
Available-for-sale investments:
Purchases	(3,434)
Maturities	5,000
Acquisition of intangibles	—
Proceeds from sales of property and equipment	—
Cash provided by business combination, net	—
Capital expenditures	(1,628)

Net cash (used in) provided by investing activities	(62)

Cash flows from financing activities:
Payments of debt and capital lease obligations	—
Proceeds from sales of common stock, net	1,312

Net cash provided by financing activities	1,312

Net (decrease) increase in cash and cash equivalents	171
Cash and cash equivalents at beginning of period	2,407

Cash and cash equivalents at end of period	$2,578

Supplemental disclosures of cash flow information:
Income taxes paid	$148
Interest paid	—
Supplemental schedule of non-cash investing activities:
Stock and options issued in connection with acquisition	$—
Conversion of Series A preferred stock into common stock	—
See accompanying notes

GoRemote Internet Communications, Inc.
Notes to Consolidated Financial Statements
1. Description of Business
     GoRemote provides secure managed broadband and remote access solutions to enterprises and service providers. GoRemote’s solutions enable enterprises to securely, reliably, and cost-effectively extend their corporate networks and applications to all of their mobile and remote workers outside the corporate firewall. This includes: mobile professionals such as sales professionals, project managers and engineers; teleworkers including call center agents; telecommuters; and employees in branch offices and retail settings. GoRemote provides comprehensive and integrated managed broadband and global remote access solutions that include intelligent client software; multiple network access modes including broadband, Wi-Fi and dial-up; security capabilities that ensure security policy compliance by remote workers; a real-time remote access management console; end-to-end managed and value-added services including managed security services as well as design, deployment, monitoring and technical support. GoRemote’s products and services enable enterprises to reduce the cost, complexity and risk of remote office networking, while maximizing the productivity of mobile and remote workers.
     From its incorporation in 1994 until 1997, GoRemote was both an Internet service provider in Northern California and an independent software developer for the Internet service provider community. In 1997, GoRemote sold its local Internet service provider business. From late 1998 until January 2001, GoRemote primarily provided Internet telephony services that were characterized by high revenues that generated low margins. In January 2001, GoRemote ceased providing those services to focus on providing Internet-based mobile office communications services based on its clearinghouse and settlement capabilities to service providers and corporate enterprises globally. In December 2003, GoRemote acquired Axcelerant, Inc., a privately-held provider of broadband Internet remote access services and managed security services.
     Since 1997, most of GoRemote’s revenue has come from providing settlement and clearing-house services for its customers. GoRemote provides remote access services over a heterogeneous virtual network known as the GoRemote Global Network. As of October 31, 2004, the GoRemote Global Network included more than 25,000 Internet access-dialing locations, over 25,000 public wireless fidelity—or WiFi—hotspots and over 1,600 public broadband access points in approximately 150 countries. Through the acquisition of Axcelerant, GoRemote added a virtual broadband cable modem and digital subscriber line (DSL) network that spans the United States and Canada. This network is an aggregation of the networks of approximately 150 broadband providers, including virtually all of the leading cable companies, incumbent local exchange carriers (ILECs) and competitive local exchange carriers (CLECs) in the United States. By utilizing this network, GoRemote is able to provide comprehensive coverage in the United States for enterprises requiring broadband branch office and broadband teleworker solutions. GoRemote created the combined network by forming contractual relationships with approximately 500 Internet service providers, cable companies, DSL companies and telecommunication companies. These providers, whom GoRemote refers to as the GoRemote Global Network members, are able to share their communications networks. GoRemote’s customers benefit because the resulting network delivers secure mobile Internet access cost-effectively. GoRemote’s member providers benefit from the GoRemote Global Network because GoRemote manages this shared network and provides settlement services as a clearinghouse. As a clearinghouse, GoRemote has established common technical, service and payment standards to settle charges that its customers incur when their end users access the network facilities of GoRemote Global Network members to initiate Internet-based communications, such as Internet roaming. GoRemote intends to continue developing its service offering to introduce new Internet-based remote communications services that may be adopted, deployed and managed on a global scale across the GoRemote Global Network.
2. Summary of Significant Accounting Policies
     Basis of Presentation. The consolidated financial statements include all the accounts of GoRemote and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. All consolidated financial statements have been prepared in conformity with accounting pronouncements generally accepted in the United States.
     Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s broadband service providers are unable to deliver actual accounting information to the Company on a timely basis at month-end. Due to this delay, which is outside the Company’s control, the Company estimates its revenue and cost of revenues related to broadband connectivity on a monthly basis, and adjusts them to actual in the subsequent month after receiving information from its service providers. In addition, the Company made estimates as to its accounts receivable allowance and reserves, the recoverability of long lived assets, potential liability as to certain tax obligations, the loss on a software licensing contract minimum commitment and the period of service it expects on average for its broadband customers. Actual results could differ from those estimates

     Foreign Currency Remeasurement. The Company considers the functional currency of its foreign subsidiaries to be the U.S. dollar. Adjustments resulting from the process of remeasurement into U.S. dollars of the foreign currency financial statements of the Company’s foreign subsidiaries are included in operations and have not been material.
     Cash Equivalents. Cash equivalents consist of certificates of deposits, money market funds and commercial paper with maturities of 90 days or less at the date of purchase. Cash and cash equivalents are carried at cost that approximates market value.
     Short-term Investments. The Company’s policy is to invest in various short-term instruments with investment grade credit ratings. All of the Company’s Investments are classified as available-for-sale, and the Company views its available-for-sale portfolio as available for use in its current operations. Investments with maturities greater than one year are considered short-term and they are classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”).
     The cost of securities sold is based on the specific identification method. Any realized gains or losses and declines in value, judged to be other-than-temporary, are included in interest income and other. The Company includes unrealized gains or losses in comprehensive income in stockholders’ equity, if material.
     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short-term investments and accounts receivable. The Company maintains its cash and cash equivalents and short-term investments principally in domestic financial institutions of high credit standing. The Company is exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet. The credit risk in the Company’s accounts receivable is mitigated by the Company’s credit evaluation process for both domestic and foreign customers. The Company generally does not require collateral and maintains adequate reserves for potential credit losses. Cash equivalents and short-term investments are recorded at fair value. The carrying value of accounts receivable approximates fair value due to the short-term nature of this instrument.
     Inventories. Inventories consist of finished goods and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.
     Property and Equipment. Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets. The useful lives used by the Company are 36 months for furniture and fixtures, 24 to 42 months for computer equipment and software and the shorter of the useful life or the remaining lease term for leasehold improvements, respectively.
     Goodwill. Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable assets acquired and liabilities assumed. The Company does not amortize goodwill, but tests for impairment of goodwill on an annual basis in its third fiscal quarter and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable.
     Impairment of Goodwill. Circumstances that could trigger an impairment test include, but are not limited to, a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, unanticipated competition or loss of key personnel. The Company has determined that its service offerings have similar economic characteristics, as a result, the Company treats its single operating segment as its sole reporting unit in testing for the impairment of goodwill. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to all the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The Company assesses goodwill for recoverability if its market capitalization is less than the recorded value of its net assets. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in net earnings (loss).
     Purchased Intangible Assets. Purchased intangible assets consist of customer relationships, internal use software and other purchased intangibles such as domain names. Intangible assets are amortized on a straight-line method basis over the estimated useful lives ranging from 1 to 5 years.
     Impairment of Long-Lived Assets and Intangible Assets. The Company evaluates the carrying amount of its long-lived assets, including purchased intangible assets, when events or changes in business circumstances have occurred, which indicate the carrying amount of such assets may not be fully realizable. Determination of impairment is based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. If the Company determines that any of these assets have been impaired, the impairment charge is recorded based on a comparison of the net book value of the assets and the fair value. The fair value of the assets is determined by either discounted future cash flows resulting from the use of the assets over their average remaining useful lives or specific appraisal. In 2005 the Company recognized the impairment of third party software that had been capitalized in the amount of approximately $405,000. The resulting impairment was charges to cost of revenues.
     Revenue Recognition and Related Allowances. The Company derives revenues primarily from providing managed remote Internet access services to customers through its virtual network and by providing monthly security and support services and monthly connectivity services to broadband Internet remote access customers. Its arrangements with its customers typically have multiple deliverables. These deliverables may include software, installation services, customer premises equipment, connectivity services, and maintenance and support services.
     The Company recognizes revenues when persuasive evidence of an arrangement exists, service has been provided to the customer, the price to the customer is fixed or determinable, and collection is probable. Mobile remote Internet access services are generally billed on a per-minute basis for usage or at a flat rate per month per user based on negotiated fees. Usage revenues are recognized in the period the services are rendered to end users, and monthly fees are recognized ratably based on the number of days that have elapsed. The Company has minimum commitment arrangements with some customers. These customers are not contractually entitled to use or otherwise receive benefit for unused service in subsequent periods. Minimum commitment fees are recognized as revenue in the month it has been determined that the minimum commitments have not been achieved, assuming all other criteria for revenue recognition have been met.
     The Company’s solutions may also include installation services, the sale of customer premise equipment and managed security services related to its broadband services offerings. Depending on the service provided and the nature of the arrangement, the Company may charge a one-time, annual or monthly fee for these additional services or deliverables. Revenue from installation services and the sale of equipment is deferred and recognized ratably over the period of expected usage by its customers since the Company considers these services and products to be an enabler of the related remote access service contracts. The Company’s estimate of expected usage is 30 months, effective at the beginning of the fourth quarter of 2005, and 24 months for all prior periods presented. On a quarterly basis, the Company reviews this estimate of expected usage based on actual data. In the fourth quarter of 2005, the Company determined that the period of expected usage of its services by its customers had lengthened to 30 months and as a result it changed the its estimate to 30 months from 24 months. This change was made effective at the beginning of the quarter ended October 31, 2005. This lengthening in the period of expected usage was due to a significantly higher customer retention rate than had been the Company’s previous experience. Revenues from managed security services are recognized in the month the service is provided. To a lesser extent, the Company also derive a portion of its revenues from licenses of its authentication software, related maintenance and support services, and other optional services related to its managed remote access solutions, all of which revenues are recognized ratably over the term of service. These other revenues amounted to five percent or less of total revenues over the last three years. Fees generated from maintenance contracts are recognized over the life of those contracts. The majority of the maintenance contracts cover periods of one to twelve months. Amounts billed in advance of revenue recognition are recorded to deferred revenue as collected. The Company recognizes certain broadband connectivity revenues generated under agency arrangements on a net basis. Product returns and allowances have not been significant.
     The Company provides services over a heterogeneous virtual network, which was created by forming contractual relationships with approximately 500 access providers, including Internet service providers, cable companies, DSL companies and telecommunications companies. These companies may provide their services to GoRemote under either a reseller or an agency arrangement. In applying its revenue recognition policy The Company must make judgments with regard to the specific facts and circumstances surrounding each provider relationship to determine which portion of its revenues it provides under a reseller arrangement, where it would record gross revenues and cost of revenues, and which portion of its revenues it provides as an agent, where it would record revenues and cost of revenues combined on a net basis. In exercising its judgment, the Company evaluates the contractual arrangements and de facto relationships with each provider, together with various other assumptions believed to be applicable and reasonable under the circumstances, to determine whether revenues are gross versus net. Its judgments may change as new events occur, as additional information is obtained and as its operating environment changes, any of which could cause a material impact on the revenues that it has reported. The Company’s broadband service providers do not deliver actual accounting information to it on a timely basis at month-end. Due to this delay, which is outside its control, on a monthly basis, it estimates its revenues and cost of revenues related to broadband services, and adjusts them to actual in the subsequent month after receiving information from its service providers. Historically, these adjustments have been immaterial. Actual results could differ from those estimates. The Company records estimated allowances against revenues for returns and cancellations in the same period the revenues are recorded. These estimates are based upon historical analysis of its service level agreements, credit memo data and other known factors for pricing and transaction volume disputes that arise in the normal course of business. To date, allowances pertaining to its current business have not been significant. If the historical data it uses to calculate these estimates does not accurately reflect amounts associated with future disputes, its actual revenues could be higher or lower than what it has recognized.

     Cost of Revenues. Cost of revenues represents the amounts paid to Internet service providers, cable companies, DSL companies and telecommunications companies for the usage of their networks, and amounts paid to other third party providers of products or services that the Company includes in its solutions. The Company has entered into minimum purchase commitments with some network service providers for access that the Company expects to utilize during the term of the contracts. Costs of minimum purchase contracts are recognized as network access expenses at the greater of the minimum commitment or actual usage. If the Company estimates that the revenues derived from the purchase commitment will be less than the purchase commitment, the Company recognizes a loss on that purchase commitment to the extent of that difference. In 2005 the Company accrued a loss of approximately $827,000 of minimum commitments under a software license that it estimated will not be recoverable through future related revenues.
     Allowance for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses from its customers’ inability to make payments they owe. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit-worthiness, current economic trends and changes in its customer payment patterns. If the financial condition of its customers were to deteriorate and to impair their ability to make payments to the Company, additional allowances might be required in future periods. If the Company determines that collectibility is not probable, revenue is recognized as cash is collected. If the Company’s estimates prove too low, its bad debt expense will increase.
     Research and Development. The Company’s research and development costs, which principally have related to development of internal use software that is also marketed to the Company’s customers, are expensed as incurred until technological feasibility has been established. To date, the software developed by the Company has generally been available for general release concurrent with the establishment of technological feasibility and, accordingly, no internal software development costs have been capitalized.
     Advertising Expenses. Advertising expenditures are charged to expense as incurred and was $97,000 for the year ended October 31, 2005.
     Stock-based Compensation. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), using an intrinsic value approach to measure compensation expense, if any. Appropriate disclosures using a fair-value based method, as provided by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), are also reflected in the accompanying notes to the consolidated financial statements. Options issued to non-employees are accounted for in accordance with SFAS 123 using a fair value approach. See Note 6 to the Consolidated Financial Statements and further discussions regarding stockholders’ equity in Note 12 to the Consolidated Financial Statements.
     Restructuring Expenses and Related Accruals. From time to time the Company has restructured its operations. The Company’s August 2004 restructuring was accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Estimated restructuring expenses have included severance and outplacement costs, lease cancellations, asset write-offs and other restructuring costs. Given the significance of, and timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made. The Company’s restructuring expenses involved significant estimates made by management using the best information available at the time that the estimates were made, some of which information was provided by third parties. The Company continually evaluates the adequacy of the remaining liabilities under its restructuring initiatives. Although the Company believes that these estimates accurately reflect the costs of its restructuring plans, actual results may differ, thereby requiring the Company to record additional provisions or reverse a portion of such provisions.
     Income Taxes. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.
     Net Loss Per Share. Net loss per common share and diluted net loss per share are presented in conformity with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) for all years presented.
     In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially dilutive securities have been excluded from the computation of basic and diluted net loss per share, as their effect is antidilutive. Weighted-average options outstanding to purchase approximately 1.0 million shares of common stock for the year October 31, 2005, were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Foreign Currency Transactions. The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Foreign exchange gains and losses resulting from the remeasurement of foreign currency assets and liabilities are included in other income (expense), net in the Consolidated Statements of Operations.
     Indemnifications. The Company from time to time enters into types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s assets; (ii) real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; (iii) agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; and (iv) agreements with customers and resellers, under which the Company may provide customary indemnifications against claims that its products and services infringe certain copyrights, patents or trademarks, or incorporate misappropriated trade secrets.
     The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated, except for indemnifications involving infringement of third party intellectual property rights. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make any payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as October 31, 2005.
     Fair Value of Financial Instruments. The amounts reported as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term maturities. The fair value for the Company’s investments in marketable debt and equity securities is estimated based on quoted market prices. The carrying value of those securities, as of each period presented approximates their fair value.
     Recent Accounting Pronouncements. In June 2005, the FASB issued Statement No. 154 (“FAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles had to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe the adoption of SFAS 154 will have a material effect on its consolidated financial position, results of operations or cash flows.
     In March 2005, the FASB issued Financial Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143.” FIN 47 requires asset retirement obligations to be recorded when a legal obligation exists even though the timing and/or method of the settlement of such obligations is conditional on a future event. FIN 47 is effective for fiscal years beginning after December 15, 2005. The Company is currently evaluating the effect that the adoption of FIN 47 will have on its financial condition and results of operations but does not believe that the adoption will have a material impact.
     In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), “Share-Based Payment,” providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, and the disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to the adoption. The Company will provide SAB 107 required disclosures upon adoption of SFAS 123R. The Company is currently evaluation SAB 107 and will be incorporating it as part of its adoption of SFAS 123R in the first fiscal quarter of 2006.
     In December 2004, the FASB issued a revision of FASB Statement No. 123 (“SFAS 123R”), Accounting for Stock-Based Compensation. SFAS 123 Revised establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. On April 14, 2005, the standard was delayed to the first interim period after the Company’s fiscal year, accordingly, effective November 1, 2005, the Company will be required to apply the standard to all awards granted, modified, cancelled or repurchased after that date as well as the unvested portion of prior awards. SFAS 123R permits public companies to adopt its requirements using one of two methods:
•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123R for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

•	A “prospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123R for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
     The Company is currently evaluating the expected impact of SFAS 123R to its consolidated financial position or results of operations. See Note 6 of the Notes to the Consolidated Financial Statements for information related to the pro forma effect on the Company’s reported net loss and net loss per share of applying the fair value provisions of the SFAS 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.
     In December 2004, the FASB issued SFAS No. 153 (“FAS 153”), “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. FAS 153 defines a nonmonetary exchange as having commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and shall be applied prospectively. The Company adopted SFAS 153 in fiscal 2005 and its adoption did not have a material effect on the Company’s financial position or financial statements.
     In December 2004, the FASB issued FASB Staff Position No. FSP 109-2 (“FSP 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004.” FSP 109-2 provides guidance under FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB 109. FSP 109-2 is effective for fiscal years after December 15, 2005. The Company is evaluating the impact on its consolidated financial statements.
3. Restatement and Reclassifications of Previously Issued Financial Statements
     In the course of preparing its financial results for the month ended September 30, 2005, the Company identified certain errors in the Company’s unaudited interim financial statements for fiscal years 2004 and 2005 and for the ten months ended October 31, 2004. The errors principally related to incorrect recording of cost of revenues for the Company’s broadband services. These errors consisted of the Company’s failure to properly accrue a liability for services delivered by third party suppliers to the Company’s customers’ end users. In particular, this occurred when such third party suppliers did not deliver invoices to the Company. In addition, adjustments relate to the timing of recognition of certain broadband cost of revenues. The Company evaluated the errors in accordance with the quantitative and qualitative guidance set forth in SEC Staff Accounting Bulletin No. 99 and determined with the concurrence of its Audit Committee that the Company’s previous financial statements as issued were reliable.
     The Company’s Audit Committee further agreed with Management’s decision to correct the aggregate errors by restating the Company’s financial statements for the ten months ended October 31, 2004 and the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005 and the corresponding interim periods of 2004.
The following describes these errors in more detail:
•	The Company’s broadband service providers do not deliver actual accounting information to it on a timely basis at month-end. Due to this delay, which is outside the Company’s control, on a monthly basis, the Company estimates its revenues and cost of revenues related to broadband services, and adjusts them to actual in the subsequent month after receiving information from the Company’s service providers. The accruals that were recorded to reflect these routine estimates did not include an estimate for the cost of services that were contracted for and received, but as to which no invoice was ever delivered from the service provider. These costs, which were principally comprised of monthly recurring Internet access costs, were not properly recognized.

•	Due to errors on their part, the Company’s broadband service providers in certain cases delivered invoices for their services to the Company’s customers end users. When these invoice delivery errors were identified in the past, the Company provided credits to the Company’s customers for service provider costs that they had paid directly to the provider. Two problems were identified in connection with these previously issued credits: (a) the Company had not properly provided for the related cost of Internet access, thereby understating cost of revenues and accrued liabilities; and (b) when the Company recorded the credits, the Company erroneously recorded reductions to revenue instead of reducing accrued liabilities.

•	The Company also discovered timing errors in its monthly accounts payable processing. These errors were of two types: (a) the consistent late posting by one month of certain service provider invoices; and (b) the accrual for certain invoices were recorded in the wrong accounting period. Certain of these errors occurred prior to the Company’s December 2003 acquisition of Axcelerant and represent unrecorded assumed liabilities of approximately $494,000 as of the date of acquisition. These liabilities were recorded as a fiscal 2004 adjustment to the purchase price allocation of Axcelerant and resulted in a corresponding increase to the charge for impairment of goodwill recorded in the ten months and quarter ended October 31, 2004.
     The restatement adjustments (including impairment charges) resulted in a reduction in previously reported net income for the ten months ended October 31, 2004, and a cumulative net reduction to shareholders’ equity as of October 31, 2004, of approximately $725,000.
Restated Financial Statements
Consolidated Statements of Operations Adjustments (in thousands)

	Ten Months Ended
	October 31,
	2004
	As Previously
	Reported	Restated
Revenues	$42,067	$42,173
Costs and expenses:
Cost of revenues	18,016	18,353
Network and operations	7,671	7,671
Research and development	3,441	3,441
Sales and marketing	16,421	16,421
General and administrative	5,313	5,344
Goodwill and intangible asset impairment	27,929	28,423
Amortization of purchased intangible assets	1,290	1,290
Amortization of stock-based compensation	270	270
Restructuring charge	2,468	2,468

Total costs and expenses	82,819	83,681

Operating loss	(40,752)	(41,508)
Interest income and other, net	125	125
Interest expense	—	—

Operating loss before income taxes	(40,627)	(41,383)
Provision for income taxes	79	48

Net loss	$(40,706)	$(41,431)

Basic and diluted net loss per share	$(1.00)	$(1.02)

Shares used to compute basic and diluted net loss per share	40,526	40,526

Consolidated Balance Sheets Adjustments (in thousands, except per share amounts)

	October 31,
	2004
	As
	Previously
	Reported	Restated
ASSETS
Current assets:
Cash and cash equivalents	$2,407	$2,407
Short-term investments	15,614	15,614
Accounts receivable, net	7,243	7,243
Inventory	119	119
Deferred installation costs	1,425	1,444
Prepaid expenses and other current assets	725	725

Total current assets	27,533	27,552
Property and equipment, net	1,694	1,694
Goodwill	21,612	21,612
Intangible assets, net	3,876	3,876
Deferred installation costs, less current portion	740	754
Other assets	442	442

Total assets	$55,897	$55,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,571	$7,329
Restructuring accrual	434	434
Accrued compensation and benefits	1,061	1,061
Deferred revenue	2,741	2,741
Other current liabilities	1,407	1,407

Total current liabilities	12,214	12,972
Deferred revenue, less current portion	1,305	1,305
Restructuring accrual, less current portion	416	416

Total liabilities	13,935	14,693

Stockholders’ equity:
Series A convertible preferred stock	—	—
Preferred stock	—	—
Common stock	41	41
Additional paid-in capital	213,244	213,244
Deferred stock-based compensation	(201)	(201)
Accumulated deficit	(171,122)	(171,847)

Total stockholders’ equity	41,962	41,237

Total liabilities and stockholders’ equity	$55,897	$55,930

Consolidated Statements of Stockholders’ Equity Adjustments
     The restatement adjustments resulted in a cumulative net reduction to stockholders’ equity of approximately $725,000 as of October 31, 2004.

Consolidated Statements of Cash Flows Adjustments (in thousands)
The following table presents selected consolidated statements of cash flows information showing previously reported and restated cash flows, for the ten months ended October 31, 2004:

	Ten months ended
	October 31,
	2004
	As Previously
	Reported	As Restated
Net loss	$(40,706)	$(41,431)
Adjustments to reconcile net loss to net cash used by operating activities:
Impairment of goodwill and purchased intangibles	27,929	28,423
Net changes in assets and liabilities:
Accounts payable and accrued liabilities	(578)	(314)
Deferred revenue	3,271	3,238

Net cash (used in) operating activities	$(7,236)	$(7,236)
Net cash provided by investing activities	3,145	3,145
Net cash from financing activities	1,199	1,199
     Reclassifications. To conform to the 2005 presentation, $933,000 previously reported on the 2004 consolidated balance sheet as accounts payable has been reclassified by the Company and is now included in other accrued liabilities.
4. Stock-Based Compensation
     Stock-Based Compensation. The Company accounts for the intrinsic value of its stock-based awards to employees in accordance with APB 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Therefore, the Company recognizes no compensation expense with respect to such awards granted at fair market value.
     The Company also reports pro forma information regarding net loss and loss per share as if awards to employees were accounted for under the fair value method required by SFAS 123, “Accounting for Stock-based Compensation,” SFAS 148, “Accounting for Stock-based Compensation – Transition and Disclosures,” and related Interpretations. The fair value of stock options and stock purchase rights granted in 2005 were estimated at the date of grant using the Black-Scholes option valuation model and the multiple option attribution approach, assuming no expected dividends and the following weighted average assumptions:

Stock Options
Year Ended
October 31,
2005
Expected life (years)	5.35
Expected stock price volatility	50%
Risk-free interest rate	3.98%

Stock Purchase
Year Ended
October 31,
2005
Expected life (years)	1.24
Expected stock price volatility	50%
Risk-free interest rate	3.68%
     The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on an analysis of a number of factors: including the historical volatility of the Company’s common stock; historical and projected future trends of volatility of the Company’s common stock over the period commensurate with the expected life of the options; and, due to the lack of sufficient Company specific historical information of its publicly traded share prices, the historical of volatility of five similar entities whose share prices are publicly available The risk-free interest rates are taken from the Daily Federal Yield Curve Rates as of the grant dates as published by the Federal Reserve and represent the yields on actively traded Treasury securities for terms equal to the expected term of the options. The expected term calculation is based on the observed historical option exercise behavior and post-vesting forfeitures of options by the Company’s employees.
     For purposes of pro forma disclosures, the estimated fair value of stock-based awards is amortized against pro forma net loss over the stock-based awards’ vesting period for options and over the offering period for stock purchases under the Purchase Plan.
     In the fourth quarter of fiscal year 2005,the Company reviewed and revised all assumptions it used to estimate the fair value of stock options and stock purchase rights to reflect current projections of the expected life and stock price volatility, and the associated risk-free interest rates. The current pro forma information presented below has been restated for all periods presented to be consistent with the current assumptions. The revisions apply only to prior pro forma information and have no impact on reported expenses or net loss under the requirements of APB 25.
     In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment”, which revises SFAS 123 and requires all equity-based awards to employees to be recognized in the statement of operations based on their fair values. Under SFAS 123(R), the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include the prospective and retroactive adoption options. Under the retroactive method, prior periods may be restated either as of the beginning of the year or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of SFAS 123(R), while the retroactive method would record compensation expense for all unvested stock options beginning with the first period restated. The Company is evaluating the requirements of SFAS 123(R) and expects that the adoption of SFAS 123(R) will have a material impact on the reported results of operations. No determination has been made regarding the method of adoption or the effect of adopting SFAS 123(R), and whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123. Under the current regulations, as amended in April 2005, the Company will be required to adopt the final standard no later than November 1, 2005.
     The Company’s pro forma information is as follows (in thousands, except per share amounts):

Year Ended
October 31,
2005
Net loss as reported in the statement of operations	$(8,349)
Add: Amortization of stock compensation measured under APB 25	121
Less: Stock-based compensation expense measured under SFAS 123	(1,870)

Pro forma net loss	$(10,098)

Basic and diluted net loss per share	$(0.20)

Pro forma basic and diluted net loss per share	$(0.24)

     Calculated under SFAS 123, the weighted-average fair values of the employee stock options granted during 2005 was $0.71. The weighted-average estimated fair value of shares purchased under the Purchase during 2005 was $0.54 per share.
5. Investments
     The following is a summary of the Company’s investments.

October 31,
2005
(in thousands)
Floating rate municipal bonds	$14,048

Total short-term investments	$14,048

     The above amounts are stated at fair value that approximates cost. There were no realized gains or losses from sale of available-for-sale securities for the year ended October 31, 2005. All investments are floating rate municipal bonds that are highly liquid and have contractual maturities after 5 years.
     Although these investments have contractual maturity dates from 5 to 37 years, they are short-term market auction rate municipal bonds. Market auction rate municipal bonds are municipal bonds with a dividend rate determined periodically. These instruments reset every 28 or 35 days and it is the Company’s intention to have them reset every 28 or 35 days. In accordance with SFAS 115 and Accounting Research Bulletin No. 43, current assets include marketable securities representing the investment of cash available for current operations. This investment of cash in market auction rate municipal bonds is intended to be used for current operations and is therefore classified as short term.
6. Property and Equipment, Intangible Assets and Other Assets
     Property and Equipment
     Property and equipment comprised the following:

October 31,
2005
(in thousands)
Computer hardware	$6,457
Software	4,354
Office furniture and equipment	1,311
Leasehold improvements	422

12,544
Less accumulated depreciation and amortization	(10,920)

Total	$1,624

     During the fourth quarter of fiscal year 2005, the Company established plans to release for sale a new generation of Mobile Office client software, which it expects to be generally available to customers in the second half of fiscal year 2006. This decision was an indicator that the carrying value of the capitalized third party software development costs related to its previous generation Mobile Office client software might not be recoverable. The Company performed an impairment analysis as required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and concluded that the carrying value in the amount of $405,000 was fully impaired as of October 31, 2005 and a corresponding charge was taken to cost of revenues in the fourth quarter and year ended October 31, 2005.
     Purchased Intangible Assets
     Purchased intangible assets are carried at cost less accumulated amortization. Amortization of purchased intangible assets is computed using the straight-line method over their expected useful lives of five years for customer relationships and Website URL and one year for internal use software, respectively.
     Purchased intangible assets consisted of the following (in thousands):

October 31,
2005
Customer relationships	$5,150
Internal use software	100
Website URL	50

5,300
Less accumulated amortization	(2,378)

Total	$2,922

     For the year ended October 31, 2005, $954,000 of amortization expense was recorded.

     The aggregate estimated amortization expense through October 31, 2009, based on fiscal years ending October 31, is as follows (in thousands):

Amortization
2006	$946
2007	946
2008	946
2009	84

$2,922

     Other Assets
     The Company entered into an agreement with a wireless service provider during 2001 for the exchange of services, which resulted in a prepayment for future wireless services and the obligation by the Company to provide future Internet roaming services. During September 2003, because these assets had not yet been utilized, the Company and the provider amended the underlying agreement to modify the scope of their business relationship and extend the term of the agreement until September 2007, thus permitting the Company to utilize the assets during the extended term. As a result of this amended agreement, the Company entered into a nonmonetary transaction for the exchange of prepaid wireless services for prepaid roaming services and wireless cards. Because this nonmonetary transaction did not represent a culmination of an earnings process, no revenues or expenses have been, or will be, recorded by the Company pursuant to this transaction. In addition, there was no indicated loss at the time of this exchange of services. During the quarter ended October 31, 2004, the Company concluded that, based on the actual and projected network traffic, the full value of the prepaid services would not be realized. Effective September 30, 2004, the Company adjusted the asset to its fair value and recorded a $449,000 charge to cost of revenues. As of October 31, 2005, the remaining net carrying value of $43,000 is expected to be utilized over the remaining term of the agreement.
7. Commitments and Contingencies
     Lease Commitments
     The Company leases all of its facilities under operating leases that expire at various dates through 2008. The future minimum operating lease commitments were as follows at October 31, 2005, based on fiscal years ending October 31 (in thousands):

Operating
Leases
2006	$1,376
2007	819
2008	181
2009	—
2010 and thereafter	—

$2,376

     Rent expense charged to operations totaled approximately $1.3 million for the year ended October 31, 2005. The Company’s operating lease for its worldwide headquarters in Milpitas, California was renewed in 2003 and the new five-year lease renewal term ends on February 28, 2008. The Company also has an operating lease for its Irvine, California facility, which term expires on March 31, 2007. The amounts of future lease commitments resulting from these two leases are included in future minimum operating lease commitments above, and include $412,000 of future rent expense which was expensed in the ten months ended October 31, 2004 as part of the Company’s August 2004 restructuring.
     Purchase Commitments
     The Company has entered into certain purchase commitments from suppliers who provide network access, software and related services that are utilized by the Company in order to deliver its mobile office communications products and services. The annual purchase commitments were as follows at October 31, 2005, based on fiscal years ending October 31 (in thousands):

Purchases
2006	$955
2007	190

$1,145

     Purchase commitments include $891,000 of third party software licensing contract commitments that have been accrued and included in other accrued liabilities on the balance sheet as of October 31, 2005.
Legal Matters
     The Company is subject to various legal proceedings and claims arising in the ordinary course of business. The Company’s management does not expect that the results in any of these legal proceedings will have a material adverse effect on its financial condition, results of operations, or cash flows.
     In July and August 2001, the Company and certain of its officers were named as defendants in five purported securities class action lawsuits filed in the United States District Court, Southern District of New York, captioned as In re GoRemote Internet Communications, Inc. Initial Public Offering Securities Litigation, No. 01 Civ 6771 (SAS), and consolidated with more than three hundred substantially identical proceedings as In re Initial Public Offering Securities Litigation, Master File No. 21 MC 92 (SAS). The Consolidated Amended Class Action Complaint for Violation of the Federal Securities Laws (“Consolidated Complaint”) was filed on or about April 19, 2002, and alleges claims against certain of the Company’s officers and against CIBC World Markets Corp., Prudential Securities Incorporated, DB Alex. Brown, as successor to Deutsche Bank, and U.S. Bancorp Piper Jaffray Inc., underwriters of the Company’s December 14, 1999 initial public offering (“underwriter defendants”), under Sections 11 and 15 of the Securities Act of 1933, as amended, and under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended.
     Citing several press articles, the Consolidated Complaint alleges that the underwriter defendants used improper methods in allocating shares in initial public offerings, and claim the underwriter defendants entered into improper commission agreements regarding aftermarket trading in the Company’s common stock purportedly issued pursuant to the registration statement for the initial public offering. The Consolidated Complaint also alleges market manipulation claims against the underwriter defendants based on the activities of their respective analysts, who were allegedly compromised by conflicts of interest. The plaintiffs in the Consolidated Complaint seek damages as measured under Section 11 and Section 10(b) of the Securities Act of 1933, pre-judgment and post-judgment interest, and reasonable attorneys’ and expert witnesses’ fees and other costs; no specific amount is claimed in the plaintiffs’ prayer in the Consolidated Complaint. By Order of the Court, no responsive pleading is yet due, although motions to dismiss on global issues affecting all of the issuers have been filed.
     In October 2002, certain of the Company’s officers and directors who had been named as defendants in the In re Initial Public Offering Securities Litigation were dismissed without prejudice upon order of the presiding judge. In

February 2003, the presiding judge dismissed the Section 10(b) claims against the Company and its named officers and directors with prejudice.
     From September 2002 through June 2003, the Company participated in settlement negotiations with a committee of Issuers’ litigation counsel, plaintiffs’ executive committee and representatives of various insurance companies (the “Insurers”). The Company’s Insurers were actively involved in the settlement negotiations, and strongly supported a settlement proposal presented to the Company for consideration in early June 2003. The settlement proposed by the plaintiffs would be paid for by the Insurers and would dispose of all remaining claims against the Company.
     After careful consideration, the Company has decided to approve the settlement proposal in July 2003. Although the Company believes that plaintiffs’ claims are without merit, it has decided to accept the settlement proposal (which does not admit wrongdoing) to avoid the cost and distraction of continued litigation. Because the settlement will be funded entirely by its Insurers, the Company does not believe that the settlement will have any effect on the Company’s financial condition, results or operations or cash flows.
     The settlement was presented to the Court for preliminary approval in June 2004. The Court preliminarily approved most of the settlement in February 2005, but requested a few minor modifications be made to its terms. These modifications were made and the Court preliminarily approved the modified settlement agreement in August 2005. The settlement agreement will be presented to shareholders in the coming months. While the Court is expected to finally approve or disapprove the settlement following the period of notice and possible objections by shareholders, there can be no guarantee that the settlement will be judicially approved.
     In November 2005, the company received notification that a former employee was seeking a payment of $350,000 in settlement of the claims for non-payment of commission and retaliatory termination for raising the commission claim. The Company responded by denying his claims. In December 2005, the former employee filed a lawsuit against the Company for non-payment of commissions and retaliatory termination, seeking unspecified damages. The Company is not able to estimate the amount of any potential damages at this time. The Company believes it has meritorious defenses and intends to pursue them vigorously.
8. Restructuring Events
     In August 2004, the Company undertook a strategic restructuring to reduce its operating expense structure by streamlining operations. The activity related to the restructuring is accounted for under the provisions of Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”).
     The Company evaluated the potential sublease of its excess facilities based on current commercial real estate market conditions. It concluded that the construction costs required to divide the space for subtenancy would likely exceed any potential sublease income the Company might receive, particularly due to the uncertain probability of obtaining a subtenant under current market conditions. Accordingly, its current estimated accrual does not consider any sublease income.
     Restructuring-related involuntary employee severance costs resulted in a charge of $1.5 million, pertaining to the estimated termination payout to employees worldwide. The employee reductions came principally from sales and marketing, research and development and general and administrative areas. As of October 31, 2005, a total of 72 employees were terminated as part of these cost-cutting measures. Part of the benefits provided to two of the Company’s former executives whose service was terminated as part of the restructuring included extension of the dates by which their vested options could be exercised following termination of employment from three months to six months and twelve months, respectively. This change to the expiration dates of their vested options was deemed to be a modification, resulting in a non-cash charge of approximately $53,000 being included in the restructuring charge.
     In September 2004, the Company recorded a charge of $650,000 related to the consolidation or ceased use of facilities. The Company considered the costs of terminating these commitments to be related to its decision to reduce operating expenses as part of the restructuring. The remaining lease obligations were recorded at their present value utilizing a discount rate of 5%. The amount of the discount was $50,000.
     The loss on disposition and retirement of fixed assets totaled $273,000. This loss was primarily the result of the decision to cease the implementation of purchased software no longer required by the Company following the restructuring. Additionally, the Company wrote off $204,000 of fully depreciated furniture and fixtures related to idled facilities.

     The provision and associated charges against the provision for the August 2004 restructuring through October 31, 2005 are as follows:

		Lease
		Facilities		Valuation of
	Employee	and Other	Retirement of	Modified
	Severance Costs	Obligations	Fixed Assets	Stock Options	Total
			(in thousands)
Provision recorded in the year ended October 31, 2004	$1,492	$650	$273	$53	$2,468
Non-cash charges	—	15	(273)	(53)	(311)
Cash payments	(1,268)	(39)	—	—	(1,307)

Accruals at October 31, 2004	224	626	—	—	850
Provision recorded in the year ended October 31, 2005	69	(9)	—	—	60
Non-cash charges (recoveries)	—	(24)	—	—	(24)
Cash payments	(287)	(178)	—	—	(465)

Accruals at October 31, 2005	$6	$415	$—	$—	$421

     The restructuring provision of $69,000 in the year ended October 31, 2005 relates to additional severance payments to international employees. This was partially offset by net adjustments to facility related accruals of $24,000.
9. Income Taxes
     The components of the income tax provision are as follows (in thousands):

Year Ended
October 31,
2005
Current
Federal	$—
State	31
Foreign	(28)

3

Deferred Federal	(3,654)
State	(39)

(3,693)

(3,690)
Change in valuation allowance	3,693

$3

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

October 31,
2005
Deferred tax assets:
Net operating loss carryforward	$50,421
Tax credit carryforwards	1,104
Accruals and reserves	1,770
Fixed Assets and intangibles	707

Total deferred tax assets	54,002
Valuation allowance	(52,903)

Net deferred tax assets	1,099
Deferred tax liabilities:
Acquired Intangibles	(1,099)

Total deferred tax liabilities	(1,099)

Net deferred tax liabilities	$—

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3.7 million the the year ended October 31,2005.

     As of October 31, 2005, the Company had net operating loss carryforwards for federal income tax purposes of approximately $140.7 million, which expire in the years 2009 through 2024, and federal research and development credits of approximately $678,000, which expire in the years 2009 through 2022. As of October 31, 2005, the Company had net operating losses carryforwards for state income tax purposes of approximately $44.4 million, which expire in the years 2004 through 2015 and state research, and development tax credits of approximately $646,000, which do not expire.
     Utilization of the Company’s net operating loss may be subject to substantial limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitation could result in the expiration of the net operating loss before utilization.
     The tax benefits associated with employee stock options provide a deferred benefit of approximately $4.6 million, which has been offset by the valuation allowance. The deferred tax benefit associated with employee stock options will be credited to additional paid-in capital when realized.

Year Ended
October 31,
2005
Tax at U.S. statutory rate	(34.00)%
Unutilized net operating losses	31.53%
Sate tax	.37%
Foreign tax	(.34)%
Other—permanent items	2.48%
Credits	—%

0.04%

10. Stockholders’ Equity
     Preferred Stock. The Company had 5.0 million shares of preferred stock authorized at a par value of $0.001 per share. In accordance with the terms of the certificate of incorporation, the Board of Directors is authorized to provide for the issuance of one or more series of preferred stock, including increases or decreases to the series. The Board of Directors has the authority to set the rights, preferences and terms of such shares. As of October 31, 2005, no shares of preferred stock were issued and outstanding.
     Increase in Authorized Number of Common Stock. At the Company’s special meeting of stockholders held on November 25, 2003, the stockholders approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, to increase the authorized number of shares of the Company’s common stock from 50,000,000 shares, $0.001 par value per share, to 100,000,000 shares, $0.001 par value per share.
     Series A Convertible Preferred Stock. On April 19, 2002, the Company sold approximately 9.0 million shares of its Series A Convertible Preferred Stock (“Series A Preferred Stock”), and associated warrants, for $15.0 million, to investors affiliated with H&Q Asia Pacific and Vertex Management. The net proceeds of the offering, after deducting expenses, were $14.2 million. At the closing of the transaction, the Company also issued to these investors warrants to purchase approximately 904,000 shares of Series A Preferred Stock at a purchase price of $1.66 per share, and warrants to purchase approximately 1.4 million shares of Series A Preferred Stock at a purchase price of $2.49 per share.
     In connection with the closing, the parties entered into an amended and restated Series A Preferred Stock purchase agreement and a number of ancillary agreements, and the Company amended its certificate of incorporation to authorize and set forth the terms of the Series A Preferred Stock. The Company has designated a total of approximately 12.8 million shares as Series A Preferred Stock.
     Each share of Series A Preferred Stock is initially convertible into the Company’s common stock at any time at the option of the holders on a 1-for-1 basis. Furthermore the Series A Preferred Stock will convert automatically into common stock upon the earlier of the fifth anniversary of the date of issuance or the 90th consecutive trading day that the closing price of the Company’s common stock is at least $8.30 per share. There will be no change to the conversion ratio subsequent to issuance of the Series A Preferred Stock based upon the trading price of the Company’s common stock. If common stock or preferred stock (excluding options and stock purchased under the employee stock purchase plan) is subsequently issued at a price of less than $1.66 per share, then the conversion ratio will be adjusted as a result of events such as stock dividends, stock splits, and combinations of stock into a smaller number of shares, up to a maximum of 1.2296 shares of common stock for each share of Series A Preferred Stock. Each share of Series A Preferred Stock will vote with the common stock on an as converted basis and not as a separate class.

     Each holder of Series A Preferred Stock is entitled to receive upon the liquidation of the Company, in preference to holders of common stock, the purchase price of the Series A Preferred Stock of $1.66 per share plus declared but unpaid dividends. The holders will also be entitled to participate with the holders of the common stock in any further distribution of assets until the aggregate amount distributed to the Series A Preferred Stock holders exceeds three and one-half times the amount of the original investment. If, however, the holders would have received in the aggregate less than two times the amount of their original investment, then they will be entitled to receive an additional amount equal to 10% of their original investment for each year since the time of their original investment.
     The warrants to purchase Series A Preferred Stock are exercisable at any time within five years after the closing. The intrinsic value assigned to the warrants amounted to approximately $2.5 million and is reflected in Additional Paid In Capital on the balance sheet. As of October 31, 2005, warrants to purchase 602,410 shares of Series A Preferred Stock at an exercise price of $1.66 per share and 903,614 shares of Series A Preferred Stock at an exercise price of $2.49 per share, respectively, were outstanding. No Series A Preferred Stock warrants were exercised and converted into shares of common stock during the year ended October 31, 2005 and the ten months ended October 31,2004. As of October 31, 2005, warrants had been exercised on a net basis as to 527,107 shares of Series A Preferred Stock and simultaneously converted into 369,210 shares of common stock. In addition, warrants had been exercised on a cash basis as to 225,903 shares of Series A Preferred Stock and simultaneously converted into an equal number of shares of common stock, resulting in aggregate proceeds to the Company of approximately $487,000. In addition, as of October 31, 2005, a total of 9,631,253 shares of Series A Preferred Stock had been converted into an equal number of shares of the Company’s common stock. In September 2002, pursuant to a Registration Statement on Form S-3, the Company effected the registration for resale of 11,295,174 shares of common stock, representing the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants to purchase Series A Preferred Stock and the conversion of such preferred stock to common stock.
     EITF Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” requires that a portion of the proceeds equal to the intrinsic value (and not the fair value) of the conversion option be allocated to additional paid-in capital. This results in a discount on the convertible instrument that is recognized as a return to the preferred shareholders (similar to a dividend) over the period in which the preferred shareholders can realize the return (which is immediately). In accordance with EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the discount is calculated at the commitment date as the difference between the conversion price of each preferred share and the fair value of each share of the common stock into which the preferred stock is convertible, multiplied by the number of shares into which the security is convertible.
     At the commitment date, April 19, 2002 (the date of the transaction closing), the fair value of our common stock was $2.67, the effective conversion price of the Series A Preferred Stock was $1.37 and the effective conversion price of the two warrants were $2.80 and $3.61, respectively. Therefore, a beneficial conversion feature existed for the Series A Preferred Stock, but not for the warrants. The Series A Preferred Stock was immediately convertible into common stock and, therefore, the amount of the beneficial conversion feature, equal to $11.8 million, was recorded as a deemed dividend in 2002. In order to determine the effective conversion prices, the Company performed a valuation of the Series A Preferred Stock and associated warrants.
     Stock Option Plans. Under the 1999 Equity Incentive Plan (the “Equity Plan”) the Company initially reserved 4.5 million shares for issuance under the Equity Plan. Each year, the aggregate number of shares reserved for issuance under the Equity Plan has automatically increased by a number of shares equal to 5% of the Company’s outstanding shares at the end of the preceding year. As of October 31, 2005, the aggregate cumulative number of shares reserved for issuance was 12.0 million shares, which included approximately 597,000 shares reserved for issuance upon exercise of Axcelerant options assumed in the Merger. The Equity Plan provides for the granting of incentive stock options to employees and nonqualified stock options to employees, officers, consultants, directors, independent contractors and advisors. Under the Equity Plan, the Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount no less than the fair market value at the date of grant, while non-statutory stock options may have exercise prices not less than 85% of the fair market value as of the date of grant. The exercise price of incentive stock option granted to a 10% shareholder will not be less than 110% of the fair market value of the shares on the date of grant. Options granted under the Equity Plan for new employees generally vest with respect to 20% of the shares ten months after the employee’s hire date and the remainder vesting ratably over the following forty months and options expire no later than ten years from the date of grant.
     In addition, the Company’s 1995 Stock Option Plan and the 1997 Stock Option Plan (the “Option Plans”), provided for the granting of incentive stock options to employees and directors and nonqualified stock options to employees, consultants and directors. Options outstanding under the Option Plans generally were governed by the same terms as those under the Equity Plan, except that the options vest between 48 and 50 months. At the time of the Company’s initial public offering, the Option Plans were terminated such that no new options may be granted under the Options Plans. Outstanding options at the date of the initial public offering remain outstanding under their original terms.

     In connection with its acquisition of Axcelerant in December 2003, the Company assumed all of the outstanding Axcelerant stock options under the Axcelerant 2001 Stock Incentive Plan (the “Axcelerant Plan”), which were converted into options to purchase approximately 597,000 shares of the Company’s common stock. The stock options have terms of ten years and generally vest over a four-year period. These options were assumed at prices between $0.02 and $5.05 per share, with a weighted average exercise price of $1.32 per share. All stock options assumed were exercisable and approximately 462,000 of the stock options assumed were vested. No further stock options can be granted under the Axcelerant Plan.
     Employee Stock Purchase Plan. Under the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) the Company initially reserved 500,000 shares of the Company’s common stock for issuance under the Purchase Plan. The plan was adopted effective at the time of the initial public offering. Each year, the aggregate number of shares reserved for issuance under this plan will automatically increase by a number of shares equal to 1% of the Company’s outstanding shares at the end of preceding year. As of October 31, 2005, the aggregate cumulative number of shares reserved for issuance was approximately 1.9 million shares. Under the Company’s Purchase Plan, qualified employees can elect to have between 2 and 15 percent of their annual earnings withheld, subject to maximum purchase limitations, to purchase the Company’s common stock at the end of six-month enrollment periods. The purchase price of the stock is 85% of the lower of the fair market value at the beginning of the twenty-four month offering period or at the end of each six-month purchase period.
     Stock Options. Stock option activity under the Plans for the year ended October 31, 2005 is summarized below:

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number	Exercise
	for Grant	of Shares	Price
	(in thousands)

Outstanding at October 31, 2004	1,550	9,279	$4.19
Authorized	2,072	—
Granted	(2,610)	2,610	$1.44
Exercised	—	(822)	$1.22
Cancelled	1,919	(1,919)	$3.90
Expired	(68)	—

Outstanding at October 31, 2005	2,863	9,148	$3.73

     The following tables summarize information about options outstanding and exercisable under the Company’s various option plans at October 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Price	Shares	Life	Price	Shares	Price
	(in thousands)	(years)		(in thousands)
$0.23 - $1.26	2,566	8.06	$1.19	1,322	$1.15
$1.27 - $1.38	2,355	9.47	$1.34	352	$1.36
$1.39 - $2.25	2,002	8.03	$1.68	1,151	$1.74
$2.26 - $36.00	2,189	6.74	$10.31	1,621	$12.51
$36.00 - $56.25	36	4.24	$56.25	36	$56.25

Total	9,148	8.09	$3.73	4,482	$5.87

     In connection with stock options granted by the Company through December 14, 1999, the Company recorded deferred compensation of approximately $1.8 million, which equals the aggregate differences between the exercise prices of the options at their dates of grant and the deemed value for accounting purposes of the common stock subject to these options. Such amount is included as a reduction of stockholders equity and is being amortized on a straight-line basis over the option vesting periods, which are generally four years. Additionally, in connection with the acquisition of Axcelerant the Company recorded the intrinsic value of unvested stock options assumed of approximately $674,000, which has been allocated to deferred stock compensation. Such amount is included as a reduction of stockholders’ equity and is being amortized on a straight-line basis over the option vesting periods, which are generally four years. The Company recorded compensation expense of $121,000 in the year ended October 31, 2005. During the twelve months ended October 31, 2005, the deferred stock compensation was reduced by $42,000, due to employee terminations.
     At October 31, 2005, the Company had reserved shares of common stock for potential future issuance consisting of approximately 1.5 million shares upon exercises of Series A Preferred Stock warrants, approximately 9.1 million shares for exercises under the Equity Plan and 155,000 shares under the Purchase Plan.
11. Segment Information
     The Company operates solely in one segment, providing a global network for corporate enterprises with mobile and remote workforces and for the Company’s service provider resellers and value-added resellers.
     The following is a summary of revenue and long-lived assets by geographical area for the periods presented:

Year Ended
October 31,
2005
Revenues by external customers:
United States, Canada & Latin America	$35,140
Japan/Korea	3,337
Asia Pacific	2,791
Europe, Middle East and Africa	3,429

$44,697

Long-lived assets:
United States	$26,023
Rest of world	134

$26,157

     Revenues by external customers are based on the customer’s billing locations. Long-lived assets are those assets used in each geographic location and consist of property and equipment, net, goodwill and intangible assets. For the year ended October 31, 2005, no individual customer accounted for more than 10% of the Company’s consolidated revenues.
12. Other Employee Benefit Plans
     The Company has a retirement savings plan in accordance with section 401(k) of the Internal Revenue Code. Eligible employees are entitled to contribute limited amounts of their annual compensation, subject to certain limitations ($14,000 of pre-tax salary, with an additional $4,000 catch up for persons 50 years and older for the calendar year 2005). The Company does not currently make and has never made matching contributions. The Company does not allow investments in its own stock under the plan

13. Restatement of Quarterly Results Of Operations (Unaudited)
     As discussed in Notes 3 and 6, the Company has restated its unaudited interim financial information and its pro forma information related to employee stock-based compensation measured under SFAS 123 for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005 and the corresponding interim periods of 2004.
     The financial information for the unaudited periods of 2004 and 2005 included herein are labeled “restated” as they have been revised from the amounts previously filed with the SEC for the periods January 31, 2005, April 30, 2005 and July 31, 2005 on Form 10-Q’s. We have not amended, and we do not expect to amend, our Quarterly Reports on Form 10-Q for the interim quarters ended January 31, 2005, April 30, 2005 and July 31, 2005, which are affected by the Restatement.
     The following is a summary of the unaudited quarterly results of operations for the periods shown (in thousands, except per share data):

	Quarters Ended
				October	January
	January 31,	April 30,	July 31,	31,	31,	April 30,	July 31,	October 31,
	2004	2004	2004	2004	2005	2005	2005	2005
	(restated)	(restated)	(restated)		(restated)	(restated)	(restated)
Total revenues	$11,914	$12,954	$12,556	$12,413	$11,954	$12,006	$10,933	$9,804
Cost of revenues	4,780	5,416	5,223	5,974	5,063	5,093	5,172	6,132
Impairment of goodwill and intangible assets	—	—	—	28,423	—	—	—	—
Net (loss)	(1,918)	(2,820)	(4,067)	(33,362)	(892)	(696)	(2,149)	(4,612)
Add: Amortization of stock compensation measured under APB 25	60	89	82	68	57	27	21	16
Less: Stock based compensation measured under SFAS 123	(1,243)	(974)	(288)	(378)	(336)	(461)	(510)	(563)
Pro forma net loss	(3,101)	(3,705)	(4,273)	(33,672)	(1,171)	(1,130)	(2,638)	(5,159)
Basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.10)	$(0.81)	$(0.02)	$(0.02)	$(0.05)	$(0.11)
Pro forma basic and diluted net loss per share	$(0.09)	$(0.09)	$(0.10)	$(0.82)	$(0.03)	$(0.03)	$(0.06)	$(0.12)
Shares used to compute basic and diluted (loss) per share	34,474	40,285	40,855	41,113	41,320	41,609	41,740	42,235

	Quarters Ended
				October	January			October
	January 31,	April 30,	July 31,	31,	31,	April 30,	July 31,	31,
	2004	2004	2004	2004	2005	2005	2005	2005
	(as	(as	(as		(as	(as	(as
	previously	previously	previously		previously	previously	previously
	reported)	reported)	reported)	(1)	reported)	reported)	reported)
Total revenues	$11,918	$12,882	$12,513	$12,416	$11,976	$12,030	$10,952	$9,804
Cost of revenues	4,709	5,310	5,131	5,910	5,012	4,933	5,035	6,132
Impairment of goodwill and intangible assets	—	—	—	27,929	—	—	—	—
Net loss	(1,843)	(2,785)	(4,018)	(32,976)	(819)	(511)	(1,993)	(4,612)
Add: Amortization of stock compensation measured under APB 25	60	89	82	68	57	27	21	16
Less: Stock based compensation measured under SFAS 123	(1,753)	(1,368)	(738)	n/a	(831)	(889)	(951)	(563)
Pro forma net loss	(3,536)	(4,064)	(4,674)	n/a	(1,593)	(1,373)	(2,923)	(5,159)
Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.10)	$(0.80)	$(0.02)	$(0.01)	$(0.05)	$(0.11)
Pro forma basic and diluted net loss per share	$(0.10)	$(0.10)	$(0.11)	n/a	$(0.04)	$(0.03)	$(0.07)	$0.12)
Shares used to compute basic and diluted (loss) per share	34,474	40,285	40,855	41,113	41,320	41,609	41,740	42,235

(1)	In October 2004, the Company changed its fiscal year end from December 31 to October 31. Therefore, the results of operations for the three-month period of August 1 to October 31, 2004 have never been filed with the SEC. The amounts presented in the table above represent a compilation from its internal accounting records for this period and are intended to summarize the effect of its restatement on the results of operations for that interim period. The amount of stock based compensation measured under SFAS 123, pro forma net loss and pro forma basic and diluted loss per share for the period August 1 through October 31, 2004 was not computed and had not been previously reported, and therefore are not included in the table above.
14. Subsequent Event
     On December 9, 2005, the Company and a subsidiary of iPass (“Merger Sub”), entered into a definitive Agreement of Merger (the “Merger Agreement”) with iPass Inc., under which the Company would become a wholly owned subsidiary of iPass.
     Under the terms of the Merger Agreement, subject to certain conditions, iPass will acquire all of the outstanding shares of the Company’s common stock for a cash amount of $1.71 per share and all of the outstanding shares of the Company’s Series A Preferred Stock for a cash amount of $3.37 per share. In accordance with Section 3.3 of Article IV of the Company’s Second Amended and Restated Certificate of Incorporation, the Merger will be deemed a liquidation. Any warrants to purchase Series A Preferred Stock that have not been exercised immediately prior to the effectiveness of the Merger will be deemed exercised immediately prior to the effectiveness of the Merger. In addition, iPass will either assume the Company’s outstanding stock options according to the formulas contained in the Merger Agreement or replace those stock options with reasonably equivalent stock options with similar terms. The Merger will be taxable to the Company’s stockholders.
     The Merger Agreement and Merger have been unanimously approved by the Company’s board of directors. In addition, certain of the Company’s executive officers and directors and their affiliated funds, who together hold approximately 17.6% of the outstanding shares of the Company’s common stock, have agreed to vote their shares in favor of the Merger and against any proposal made in opposition to or in competition with the Merger. The consummation of the

Merger is subject to the approval of the Company’s stockholders, receipt of necessary approval under United States antitrust laws and other closing conditions specified in the agreement.
GoRemote Internet Communications, Inc.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

	Beginning	Charged to	Deducted			Balance at
Description	of Period	Expense	from Revenue	Deductions		End of Period
	(in thousands)
Accounts receivable allowance and reserves
For the year ended October 31, 2005	211	80	196	(230	)(a)	257

(a)	For the year ended October 31, 2005, this amount consists of the write-off of customer receivables, net of recoveries.